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                 [INERNATIONAL FAMILY ENTERTAINMENT* LETTERHEAD]





                              As of April 1, 1996

D. Paul Newton
3852 Little Neck Point
Virginia Beach, VA 23452-4712

Dear Paul:

This letter will set forth the terms of the agreement between you and International Family Entertainment, Inc. ("IFE"), regarding your employment with IFE.

1.  Employment

You will serve as IFE's Senior Vice President - International Business Development, and as such you will report to and perform those duties which are reasonably assigned to you by IFE's Board of Directors or such person or persons as the Board of Directors may, from time to time, designate (the Board of Directors and such person or persons, collectively referred to as "Management"). You will perform full-time service on an exclusive basis for IFE. Your principal base of employment shall be in Virginia Beach, Virginia, U.S.A., or as Management shall otherwise reasonably determine. You acknowledge that IFE is not required to actually utilize your services hereunder, but that IFE's sole obligation shall be to pay you the compensation and provide you the benefits set forth herein, subject to all the terms and conditions of this Agreement.

2.  Term

Your employment under this Agreement shall commence April 1, 1996, and, unless sooner terminated pursuant to the terms of Paragraph 6 of this Agreement, shall continue for an initial period of five (5) years (as completed or earlier terminated, the "Initial Period"). Following the completion of the Initial Period, unless thereupon terminated pursuant to the terms of this Paragraph 2, your employment under this Agreement shall continue from year to year, subject to earlier termination pursuant to the terms of Paragraph 6 of this Agreement (each subsequent year, as completed or earlier terminated, a "Renewal Period,"
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As of April 1, 1996
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and together with the Initial Period, the "Term").  Either party may terminate this Agreement as of the last day of the Initial Period or any Renewal Period by giving the other party written notice of such termination not less than thirty (30) days prior to such date. You acknowledge and agree that IFE has no obligation to allow this Agreement to renew or to otherwise continue your employment after expiration of the Initial Period or any Renewal Period, and you expressly acknowledge that no promises or understandings to the contrary have been made or reached. The terms of Paragraph 7(a) shall not apply to IFE's termination of this Agreement pursuant to this Paragraph 2.

3.  Base Compensation

As compensation for your services hereunder, IFE shall pay you, and you shall accept, an initial annual base salary of Two Hundred Fifty Thousand Dollars ($250,000.00), less all appropriate deductions and withholdings, payable in accordance with the schedule IFE may adopt or alter from time to time in its discretion. Management shall review the financial condition and performance of IFE and IFE's International Business Development ("IBD") division, and the performance of your duties hereunder on at least an annual basis. Provided the financial condition and performance of IFE and the IBD division and your performance hereunder is within acceptable limits as established, from time to time, by Management, your annual base salary may be increased, in Management's discretion, on January 1 of each calendar year of the Term. For each Renewal Period, your annual base salary shall be as determined by the Board; provided, however, that in any event your annual base salary for any Renewal Period shall be not less than your annual base salary for the final calendar year of the Initial Period.

4.  Bonus Structure

a. Annual Bonus. In accordance with the executive bonus plan established by Management, as may be amended from time to time, in addition to annual base salary, you shall be eligible to earn and receive an annual bonus based on your achievement of certain goals during each annual review period (which shall commence January 1 and conclude December 31 of each calendar year of the Term). Within ninety (90) days of the date of this Agreement, Management, with your consultation,
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         shall establish reasonable goals for you and the IBD division to achieve during the 1996 review period.  During the first forty-five
         (45) days of each subsequent annual review period of the Term, Management, with your consultation, shall establish reasonable goals for you and the IBD division to achieve during such review period.

         In the event Management determines that the goals set for any annual review period have been achieved, you shall be entitled to receive a targeted bonus of twenty per cent (20%) of your base salary for such calendar year, with the exact amount of such bonus to be determined in the discretion of Management, subject to the terms of the executive bonus plan then in effect. In the event Management determines that the goals set for any annual review period have not been achieved during such annual review period, you shall receive bonus compensation for such year, if any, as Management, in its discretion, deems appropriate.

b. Apportionment. For those periods of your employment which do not coincide with the calendar year, the amount of the annual bonus shall be prorated for the number of months you are in the employ of IFE during such period.

c. Payment. Payment of the annual bonus shall be made no later than March 31 of the year following the annual review period for which the annual bonus is calculated.

5.       Reimbursement for Expenses

The parties recognize that in the course of performing your duties hereunder, you will necessarily incur expenses in connection with your duties for such items as entertainment, traveling, hotels, and similar items. You shall be entitled to have paid or be reimbursed all reasonable expenses (including, but not limited to, expenses for first class airfare when traveling on business internationally) so incurred by you in the performance of your duties hereunder, subject to such requirements, procedures, and rules as may be established by IFE for similarly situated executives from time to time in its discretion, including, without limitation, the requirement of submission of appropriate receipts for such expenses prior to reimbursement.

6.       Termination

Either party shall have the right to terminate this Agreement, and the employment relationship created hereunder, at any time, without cause, upon thirty (30) days prior written notice to the other. IFE shall have the right to terminate this Agreement, and your employment hereunder, at any time, for
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cause, immediately upon written or oral notice to you. As used herein, termination of this Agreement "for cause" shall mean termination due to your willful breach of contract, habitual neglect of duties, or gross misconduct. Except as otherwise specifically set forth herein, all benefits set forth in this Agreement shall cease as of the last day of your employment hereunder.

7.       Severance Payment

a. In the event IFE terminates this Agreement without cause at any time during the Term, then IFE's sole obligation shall be to pay you (i) for all accrued but unused vacation, which sum shall be paid to you, less all appropriate deductions and withholdings, in a single payment not more than thirty (30) days following the effective date of such termination; and (ii) a severance payment equal to your then current base salary for twenty-four (24) months, which shall be paid to you, less all appropriate deductions and withholdings, in equal, bi-weekly installments over a period of twenty-four (24) months.

b. In the event that you terminate this Agreement pursuant to Paragraph 6 of this Agreement, or IFE terminates this Agreement for cause at any time during the Term, or this Agreement is not renewed by either party pursuant to Paragraph 2 of this Agreement, then IFE's sole obligation shall be to pay you for all accrued but unused vacation, which shall be paid to you, less all appropriate deductions and withholdings, in a single payment not more than thirty (30) days following the effective date of such termination.

c. Notwithstanding any other provision of this Agreement to the contrary, in the event of termination of this Agreement for any reason, you agree that IFE may offset from any payment made under this Paragraph 7 any sums owed by you to IFE.

8.       Other Benefits

a. Vacation. For each year of the Term of this Agreement, you will be entitled to four (4) weeks vacation with pay, subject to IFE's normal personnel policies regarding vacation for similarly situated executives, as such policies may be modified from time to time in the discretion of IFE.

b. Health Plans. IFE may, in its discretion, from time to time establish and maintain employee health, medical, life, and disability insurance benefit
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         plans.  During the Term of this Agreement, your eligibility to participate in such plans shall be governed by the generally applicable terms and conditions of the particular plan, as such terms and conditions may be amended from time to time in the discretion of IFE.

c. 401(k) Plan. IFE may, in its discretion, from time to time, establish and maintain, or participate in an affiliated company's, 401(k) retirement plan. During the Term of this Agreement, your eligibility to participate in such plan shall be governed by the generally applicable terms and conditions of such plan, as such terms and conditions may be amended from time to time in the discretion of IFE or such affiliated company.

d. House Hunting Trip. In addition to any amounts otherwise payable under this Agreement, IFE shall reimburse your reasonable, out-of-pocket expenses incurred for airfare, lodging, meals, and ground transportation for you and your spouse for up to two (2) weeks of travel to Virginia Beach, Virginia, for the purpose of securing housing, subject to IFE's normal personnel policies regarding reimbursement for such expenses, as such policies may be modified from time to time in the discretion of IFE.

e. Relocation Expenses. In addition to any amounts otherwise payable under this Agreement, IFE shall reimburse your reasonable, out-of-pocket expenses incurred to move your family and your family's effects to Virginia (which expenses shall include, but not be limited to, expenses incurred to transfer money from the United Kingdom to the United States); provided, however, that such expenses shall be subject to IFE's normal personnel policies regarding relocation expenses, as such policies may be modified from time to time in the discretion of IFE.

         IFE shall also reimburse your reasonable, out-of-pocket expenses incurred to move your family and your family's effects to the United Kingdom in the event IFE elects not to renew this Agreement, terminates this Agreement other than for cause, or you terminate this Agreement for any reason within the first two (2) years of the Initial Period. For the avoidance of doubt, such relocation expenses shall include such reasonable legal costs you may incur in purchasing real property in the United Kingdom upon relocation.

f. Housing Allowance. During the first twenty-four months of the Initial Period, in addition to any amounts otherwise payable under this Agreement, IFE shall pay you a housing allowance of Three Thousand
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         Five Hundred Dollars ($3,500.00) per month, subject to IFE's normal personnel policies regarding housing allowances, as such policies may be modified from time to time in the discretion of IFE.

g. Appliance Allowance. In addition to any amounts otherwise payable under this Agreement, IFE shall reimburse your reasonable, out-of-pocket expenses incurred to replace your audio, video, and other household electronic equipment to the extent such equipment is incompatible with the electrical and other technical standards generally prevalent in the United States of America; provided, however, that such expenses shall not exceed the sum of Five Thousand Dollars ($5,000.00) and shall be subject to IFE's normal personnel policies regarding reimbursement of such expenses, as such policies may be modified from time to time in the discretion of IFE.

h. Car Allowance. During the first twenty-four months of the Initial Period, in addition to any amounts otherwise payable under this Agreement, IFE shall pay you a car allowance of Five Hundred Dollars ($500.00) per month, subject to IFE's normal personnel policies regarding car allowances, as such policies may be modified from time to time in the discretion of IFE.

i. Travel to the United Kingdom. During the first thirty (30) months of the Initial Period, in addition to any amounts otherwise payable under this Agreement, IFE shall reimburse your reasonable, out-of-pocket expenses incurred for round-trip airfare and airport transfers for you and your family for travel to the United Kingdom up to two (2) times during such thirty (30) month period, subject to IFE's normal personnel policies regarding reimbursement for such expenses, as such policies may be modified from time to time in the discretion of IFE.

j. Additional Benefits. You expressly agree and acknowledge that following the Term of this Agreement, you will be entitled to no additional benefits except as otherwise specifically set forth in this Agreement, and except as specifically provided under the benefit plans referred to in this Paragraph 8 and those benefit plans in which you may subsequently become a participant, subject in every case to the terms and conditions of each such plan.
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9.       Duty to Mitigate; Offset

It is expressly agreed and understood that in the event of the termination of this Agreement by IFE you shall have no affirmative duty to mitigate the damages payable to you by IFE and further that no amounts actually earned or accrued by you for employment or similar services during the period of time subsequent to such termination will be offset against any amounts to which you are otherwise entitled hereunder.

10.      Non-Compete

You agree that in the event of IFE's termination of this Agreement for cause pursuant to Paragraph 6 of this Agreement, you will not work for a direct competitor of IFE within the United States of America for a period of twelve
(12) months, unless otherwise agreed in writing by IFE. Direct competitors shall include other broadcast or satellite-delivered television networks and television and motion picture production or distribution companies.

11.      Remedy For Breach

Notwithstanding the agreement to settle disputes by arbitration as provided in Paragraph 12 of this Agreement, both parties recognize that the services to be rendered under this Agreement by you are special, unique, and of an extraordinary character, and that in the event of a breach by you of any term or condition of this Agreement, IFE shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to obtain the specific performance thereof by you, or to enjoin you from performing services for any other person, firm, or corporation, during the period herein contracted for, and nothing herein contained shall be construed to prevent such remedy. In the event IFE institutes proceedings against you pursuant to this Paragraph 10 and is the prevailing party, you shall pay to IFE the amount of any fees (including reasonable attorneys' fees), costs, or expenses incurred by IFE in the prosecution of any such proceeding.

12.      Disputes

Except as provided in Paragraph 11 of this Agreement, any and all disputes, controversies, or claims arising out of or relating to your employment or cessation of employment with IFE shall be settled exclusively by final and binding arbitration in Virginia Beach, Virginia, before an arbitrator selected in accordance with the Employment Dispute Resolution Rules of the American
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Arbitration Association ("AAA").  Such disputes include, but are not limited to, claims arising under this Agreement as well as other employment-related legal claims such as discrimination or tort. Any arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the AAA.

13.      Entire Agreement; Modification

Except as specifically referenced herein, this instrument contains the entire Agreement between you and IFE with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements. This Agreement may be altered only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

14.      Choice of Law; Binding Effect

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to conflicts of laws principles and shall be binding upon and inure to the benefit of any successor or successors of IFE and the personal representatives of you. The parties to this Agreement hereby consent to the exclusive personal jurisdiction of the Circuit Court of the City of Virginia Beach or, provided other jurisdictional requirements are satisfied, the United States District Court for the Eastern District of Virginia, Norfolk Division, for the adjudication of any proceedings referenced in Paragraph 11 of this Agreement, or the enforcement of any final and binding arbitration pursuant to Paragraph 12 of this Agreement, or for the resolution of any other dispute arising from, relating to, or in any other way connected with this Agreement or your employment hereunder.

15.      Severability

If any clause or provision of this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect.

16.      Confidential Information

You agree that any information received by you during the Term which concerns the financial, business, or other affairs of IFE, its clients, or its affiliates will be treated by you in full confidence and that you shall not, at any time during or after
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the Term, reveal, directly or indirectly, to any persons, firms, or organizations, or otherwise make use of such confidential information. The obligation set forth in this Paragraph 15 shall survive the expiration or termination of this Agreement.

17.      Remedies Cumulative; No Waiver

All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either party, whether under this Agreement or otherwise. The failure of IFE to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature.

18.      Paragraph Headings

The titles of the paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any paragraphs of this Agreement or of the Agreement itself.

If this letter accurately sets forth our agreement, please sign where indicated below.

                                      Very truly yours,
                                      International Family Entertainment, Inc.

                                      /s/ TIMOTHY B. ROBERTSON
                                      --------------------------------------
                                      Timothy B. Robertson
                                      President and Chief Executive Officer

READ AND AGREED:

/s/ D. PAUL NEWTON
------------------------
D. Paul Newton